Exhibit 19
                                               1999 First Quarter Interim Report
                                                                  March 31, 1999

                                                           The Power to Simplify
To ALLTEL Stockholders:
ALLTEL reported record first quarter results from current businesses, including a 16 increase in revenues from the previous year to $1.4 billion. Net income was up 31 percent to $167 million, and earnings per share grew 26 percent to 59 cents per share from the previous year.
     Among the highlights from current businesses in the first quarter:
     o Revenues and operating income for ALLTEL's wireless business increased
       21 percent and 49 percent, respectively, from last year. This was driven by an increase in average revenue per customer (ARPU) of 5 percent year over year to $47.35.
     o ALLTEL added 174,000 net wireless customers during the first quarter, including 85,000 from the acquisition of the Richmond, Va., market.
     o Revenues and operating income for ALLTEL's wireline business increase 12 percent and 10 percent, respectively, from last year, including the acquisition of Standard Group, Inc. in Georgia.
     o Revenues from emerging businesses more than doubled in the quarter over the same period last year. This was due to growth in long-distance, competitive local exchange access, Internet access, network management and PCS (Personal Communications Service) operations.
     o Revenues and operating income for ALLTEL's information services business increased 14 percent and 10 percent, respectively, from last year.
     I am extremely pleased with ALLTEL's double-digit earnings growth for the quarter. Strong performance by the operating units combined to produce impressive results. Our communications business continued to produce industry-leading operating and cash flow margins. Additionally, we expanded our bundled service offerings in key markets with the addition of new services, including digital wireless service. ALLTEL launched digital wireless service in three markets in the first quarter with additional markets planned for later this year.
     To date, ALLTEL has introduced digital wireless service to 16 markets representing nearly 45 percent of the Company's wireless POPs (potential customers). ALLTEL now has the largest digital wireless network in the Carolinas. In addition, we launched digital PCS in the Birmingham/Tuscaloosa and Mobile/Pensacola markets. As we introduced new services, we also expanded ALLTEL's geographic footprint through the acquisition of wireline and wireless properties in Georgia, Colorado and Alabama. Our geographically focused communications operations are now in 23 states.
     Our information services business continued to sign new business and expand its range of information technology solutions. In the first quarter, ALLTEL Information Services signed a wireline billing contract with Centennial Communications for its Puerto Rico markets. In addition, ALLTEL successfully delivered its Virtuoso customer care and billing system to Hughes Ispat Limited's data center in Bombay, India.
     As ALLTEL Information Services signed new business, we continued to expand the range of services we provide through the acquisition of Corporate Solutions, Inc. (CSI), a leading provider of consumer loan origination software. The CSI acquisition further strengthens ALLTEL's efforts to become the worldwide leader in providing consumer lending automation. We are extremely pleased with ALLTEL's first quarter results, from both a financial and strategic standpoint. Throughout the quarter, we maintained our focus on delivering value to our customers, shareholders and employees.

Board Declares Dividends
ALLTEL's Board of Directors declared regular quarterly dividends on ALLTEL's common stock. The 30.5 cent dividend is payable July 6, 1999 to stockholders of record as of June 9, 1999.
     Regular quarterly dividends were also declared on all series of the Company's preferred stock. Preferred dividends are payable June 15, 1999 to stockholders of record as of May 24, 1999.


/s/ Joe Ford
Joe T. Ford
Chairman and Chief Executive Officer
April 23, 1999
                                       20

                                         CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

----------------------------------------------------------------------------------------------------------------------
                                                                   Three Months                     Twelve Months
                                                                  Ended March 31,                   Ended March 31,
(Dollars in thousands, except per share amounts)                1999             1998             1999             1998
-----------------------------------------------------------------------------------------------------------------------
REVENUES AND SALES:
    Service revenues                                      $1,240,745       $1,070,701       $4,802,659       $4,176,408
    Product sales                                            127,617          113,617          575,393          477,405
                                                          ----------       ----------       ----------       ----------
    Total revenues and sales                               1,368,362        1,184,318        5,378,052        4,653,813
-----------------------------------------------------------------------------------------------------------------------
COSTS AND EXPENSES:
    Operations                                               716,771          626,755        2,830,289        2,444,019
    Cost of products sold                                    124,046          110,682          563,944          465,904
    Depreciation and amortization                            190,321          174,976          722,474          658,183
    Merger and integration expenses                                -                -          252,000                -
    Provision to reduce carrying value
     of certain assets                                             -                -           55,000           16,874
                                                          ----------       ----------       ----------       ----------
    Total costs and expenses                               1,031,138          912,413        4,423,707        3,584,980
-----------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                             337,224          271,905          954,345        1,068,833

Equity earnings in unconsolidated partnerships                30,324           24,601          120,582           96,660
Minority interest in consolidated partnerships               (30,064)         (21,381)        (110,860)         (91,481)
Other income, net                                             12,885            3,964           47,071           14,417
Interest expense                                             (64,896)         (66,758)        (261,807)        (265,336)
Gain on disposal of assets and other                               -           67,090          229,060          257,496
                                                          ----------       ----------       ----------       ----------

Income before income taxes                                   285,473          279,421          978,391        1,080,589
Income taxes                                                 118,791          111,750          453,905          434,690
                                                          ----------       ----------       ----------       ----------

Net income                                                   166,682          167,671          524,486          645,899
Preferred dividends                                              232              240              930              990
                                                          ----------       ----------       ----------       ----------
Net income applicable to common shares                    $  166,450       $  167,431       $  523,556       $  644,909
-----------------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE:
    Basic                                                       $.59             $.61            $1.90            $2.34
    Diluted                                                     $.59             $.61            $1.88            $2.32

-----------------------------------------------------------------------------------------------------------------------

                                       21

                                               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

-----------------------------------------------------------------------------------------------------------------------
                                                                   Three Months                     Twelve Months
                                                                  Ended March 31,                   Ended March 31,
                                                             ------------------------          ------------------------
(Dollars in thousands)                                             1999          1998                1999          1998
-----------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM OPERATIONS                             $ 250,622     $ 295,259          $1,202,457    $1,275,173
-----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant and equipment                   (181,705)     (132,890)           (917,392)     (791,152)
  Purchase of property, net of cash acquired                    (32,533)      (14,283)            (73,323)      (94,189)
  Additions to capitalized software development costs            (9,661)      (22,669)            (77,128)      (81,381)
  Additions to other intangible assets                                -             -                   -      (146,526)
  Additions to investments                                       (5,024)       (9,524)            (12,754)     (106,075)
  Proceeds from the sale of investments                               -        55,926             252,517       240,212
  Proceeds from the return on investments                         7,052         4,312              61,064        18,080
  Proceeds from the sale of assets                                    -             -                   -        96,887
  Other, net                                                     10,578        12,337             (56,550)      (73,132)
                                                              ---------     ---------          ----------    ----------
     Net cash used in investing activities                     (211,293)     (106,791)           (823,566)     (937,276)
-----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends on preferred and common stock                       (83,953)      (53,590)           (270,747)     (207,905)
  Reductions in long-term debt                                  (15,211)     (210,715)            (84,932)       (7,759)
  Purchase of common stock                                            -             -                   -      (179,550)
  Distributions to minority investors                           (16,109)      (10,446)            (98,451)      (52,832)
  Preferred stock redemptions and purchases                           -           (46)               (499)         (875)
  Long term debt issued                                          31,720        99,144               8,160        99,144
  Common stock issued                                            18,029        10,868              53,489        18,310
                                                              ---------     ---------          ----------    ----------
     Net cash used in financing activities                      (65,524)     (164,785)           (392,980)     (331,467)
-----------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and short-term investments          (26,195)       23,683             (14,089)        6,430
CASH AND SHORT-TERM INVESTMENTS:
Beginning of the period                                          55,472        19,683              43,366        36,936
                                                              ---------     ---------          ----------    ----------
End of the period                                            $   29,277    $   43,366          $   29,277    $   43,366
-----------------------------------------------------------------------------------------------------------------------


                                                  CONSOLIDATED BALANCE SHEETS (UNAUDITED)

--------------------------------------------------------------------------------------------------------------------------

(Dollars in thousands)
--------------------------------------------------------------------------------------------------------------------------
                                                                             March 31,         December 31,       March 31,
ASSETS                                                                           1999                 1998            1998
--------------------------------------------------------------------------------------------------------------------------
CURRENT ASSETS:
    Cash and short-term investments                                        $   29,277           $   55,472      $   43,366
    Accounts receivable (less allowance for doubtful
      accounts of $33,124, $29,121 and $25,488, respectively)                 771,859              776,720         685,494
    Materials and supplies                                                     17,876               10,539          17,491
    Inventories                                                                92,091               88,467          71,608
    Prepaid expenses and other                                                 64,349               49,633          43,634
                                                                           ----------           ----------      ----------
      Total current assets                                                    975,452              980,831         861,593
--------------------------------------------------------------------------------------------------------------------------
Investments                                                                 1,882,639            1,668,171       1,463,510
Goodwill and other intangibles                                              1,691,256            1,625,617       1,630,279
--------------------------------------------------------------------------------------------------------------------------
PROPERTY, PLANT AND EQUIPMENT:
    Wireline                                                                4,357,186            4,090,791       3,962,816
    Wireless                                                                2,871,786            2,658,822       2,364,449
    Information services                                                      695,724              678,244         628,538
    Other                                                                     181,983              182,066         170,676
    Under construction                                                        562,441              623,415         393,643
                                                                           ----------           ----------      ----------
      Total property, plant and equipment                                   8,669,120            8,233,338       7,520,122
    Less accumulated depreciation                                           3,664,872            3,405,270       3,044,635
                                                                           ----------           ----------      ----------
      Net property, plant and equipment                                     5,004,248            4,828,068       4,475,487
--------------------------------------------------------------------------------------------------------------------------
Other assets                                                                  307,484              271,539         343,388
--------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                               $9,861,079           $9,374,226      $8,774,257
--------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------------------------
                                                                             March 31,         December 31,       March 31,
LIABILITIES AND SHAREHOLDERS' EQUITY                                             1999                 1998            1998
--------------------------------------------------------------------------------------------------------------------------
CURRENT LIABILITIES:
    Current maturities of long-term debt                                   $   56,224           $   55,484      $   64,588
    Accounts and notes payable                                                407,599              486,047         376,985
    Advance payments and customer deposits                                    112,390              129,092         135,129
    Accrued taxes                                                             182,013              130,675         167,629
    Accrued dividends                                                          86,374               84,388          55,155
    Other current liabilities                                                 275,643              320,822         164,233
                                                                           ----------           ----------      ----------
      Total current liabilities                                             1,120,243            1,206,508         963,719
--------------------------------------------------------------------------------------------------------------------------
Long-term debt                                                              3,604,100            3,491,755       3,592,697
Deferred income taxes                                                       1,050,357              933,485         816,652
Other liabilities                                                             494,816              466,601         426,182
Preferred stock, redeemable                                                     4,991                5,005           5,592
--------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY:
    Preferred stock                                                             9,114                9,121           9,142
    Common stock                                                              281,346              275,137         274,097
    Additional capital                                                        879,015              846,647         814,103
    Unrealized holding gain on investments                                    667,506              551,615         425,498
    Retained earnings                                                       1,749,591            1,588,352       1,446,575
                                                                           ----------           ----------      ----------
      Total shareholders' equity                                            3,586,572            3,270,872       2,969,415
--------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                 $9,861,079           $9,374,226      $8,774,257
--------------------------------------------------------------------------------------------------------------------------

                                       23


                                                        HIGHLIGHTS (UNAUDITED)
-----------------------------------------------------------------------------------------------------------------------------------
                                                    Three Months Ended March 31,                 Twelve Months Ended March 31,
                                                 --------------------------------------        -------------------------------------
(Dollars in thousands,                                                       % Increase                                   % Increase
  except per share amounts)                            1999             1998 (Decrease)              1999            1998 (Decrease)
-----------------------------------------------------------------------------------------------------------------------------------
FROM CURRENT BUSINESSES:
Revenues and sales:
    Wireless                                     $  582,822      $  481,638       21           $2,238,345      $1,900,428       18
    Wireline                                        357,531         319,876       12            1,346,719       1,257,107        7
    Emerging businesses                              39,049          19,094      105              119,902          62,868       91
                                                 ----------      ----------                    ----------      ----------
      Total communications                          979,402         820,608       19            3,704,966       3,220,403       15
    Information services                            305,398         266,861       14            1,200,305       1,023,317       17
    Other operations                                117,064         105,115       11              613,299         430,812       42
                                                 ----------      ----------                    ----------      ----------
      Total business segments                     1,401,864       1,192,584       18            5,518,570       4,674,532       18
    Less:  intercompany eliminations                 33,502           8,266      305              140,518          32,036      339
                                                 ----------      ----------                    ----------      ----------
      Total revenues and sales                   $1,368,362      $1,184,318       16           $5,378,052      $4,642,496       16
----------------------------------------------------------------------------------------------------------------------------------

Operating income (loss):
    Wireless                                     $  180,402      $  121,215       49           $  662,800      $  497,152       33
    Wireline                                        129,986         117,904       10              483,646         461,860        5
    Emerging businesses                             (12,129)         (5,729)    (112)             (51,276)        (23,074)    (122)
                                                 ----------      ----------                    ----------      ----------
      Total communications                          298,259         233,390       28            1,095,170         935,938       17
    Information services                             40,452          36,825       10              166,278         148,161       12
    Other operations                                  4,250           5,137      (17)              25,039          19,598       28
                                                 ----------      ----------                    ----------      ----------
      Total business segments                       342,961         275,352       25            1,286,487       1,103,697       17
    Corporate expenses                                5,737           3,447       66               25,142          18,310       37
                                                 ----------      ----------                    ----------      ----------
    Total operating income                       $  337,224      $  271,905       24           $1,261,345      $1,085,387       16
----------------------------------------------------------------------------------------------------------------------------------

Net income                                       $  166,682      $  127,323       31           $  619,664      $  506,440       22
Basic earnings per share                               $.59            $.47       26                $2.24           $1.84       22
Diluted earning per share                              $.59            $.46       28                $2.22           $1.82       22
----------------------------------------------------------------------------------------------------------------------------------

AS REPORTED:
Revenues and sales                               $1,368,362      $1,184,318       16           $5,378,052      $4,653,813       16
Operating income                                 $  337,224      $  271,905       24           $  954,345      $1,068,833      (11)
Net income                                       $  166,682      $  167,671       (1)          $  524,486      $  645,899      (19)
Basic earnings per share                               $.59            $.61       (3)               $1.90           $2.34      (19)
Diluted earning per share                              $.59            $.61       (3)               $1.88           $2.32      (19)
----------------------------------------------------------------------------------------------------------------------------------

Weighted average common shares                  280,720,000     273,296,000        3          276,008,000     275,095,000        -
Current annual dividend rate per
    common share                                                                                    $1.22           $1.16        5
Capital expenditures                             $  172,044      $  132,890       29           $  907,732      $  791,152       15
Total assets                                                                                   $9,861,079      $8,774,257       12
Wireless customers                                                                              4,182,601       3,620,842       16
Wireline customers                                                                              2,034,750       1,821,170       12
Long-distance customers                                                                           581,703         389,465       49
----------------------------------------------------------------------------------------------------------------------------------

Current businesses excludes the sold wire and cable operations, merger and integration expenses, provision to reduce carrying value of certain assets, and gain on disposal of assets.
Emerging businesses includes the long-distance, local competitive access, Internet access, network management and PCS operations.


    ALLTEL Corporation  One Allied Drive  Little Rock, Arkansas 72202  (501) 905-8900  www.alltel.com

                                       24

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


1.    Financial Statement Presentation:
      The consolidated financial statements at March 31, 1999 and 1998 and for the three and twelve month periods then ended are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim periods.

2.    Merger:
      On July 1, 1998, ALLTEL completed its merger with 360 Communications Company ("360") under a definitive merger agreement entered into on March 16, 1998. Under the terms of the merger agreement, 360 became a wholly-owned subsidiary of ALLTEL, and each outstanding share of 360 common stock was converted into the right to receive .74 shares of ALLTEL common stock, 92.1 million common shares in the aggregate. The merger qualified as a tax-free reorganization and has been accounted for as a pooling of interests. The accompanying interim financial statements have been restated to include the accounts and results of 360 for all periods presented. The combined results include certain eliminations and reclassification adjustments to conform the accounting and financial reporting policies of ALLTEL and 360. Separate and combined results of operations for certain interim periods are as follows:

                                                          Six Months        Three Months     Twelve Months
                                                            Ended              Ended             Ended
      (In thousands, except per share amounts)             June 30,          March 31,         March 31,
                                                             1998              1998              1998
                                                             ----              ----              ----
      Revenues and sales:
         ALLTEL                                           $1,781,454         $  846,962        $3,326,220
         360                                                 753,448            354,835         1,395,161
         Eliminations and reclassifications                  (46,454)           (17,479)          (67,568)
                                                          ----------         ----------        ----------
         Combined                                         $2,488,448         $1,184,318        $4,653,813
                                                          ==========         ==========        ==========
      Net income:
         ALLTEL                                           $  320,449         $  123,551        $  529,729
         360                                                  81,239             44,120           116,170
         Eliminations and reclassifications                        -                  -                 -
                                                          ----------         ----------        ----------
         Combined                                         $  401,688         $  167,671        $  645,899
                                                          ==========         ==========        ==========
      Combined earnings per share:
         Basic                                                 $1.46               $.61             $2.34
         Diluted                                               $1.45               $.61             $2.32

3.    Merger and Integration Expenses:
      During the third quarter of 1998, the Company recorded transaction costs and one-time charges totaling $252 million on a pretax basis related to the closing of its merger with 360. The merger and integration expenses include professional and financial advisors' fees of $31.5 million, severance and employee-related expenses of $48.7 million and integration costs of $171.8 million. The Company's merger and integration plan, as approved by ALLTEL's Board of Directors, provides for a reduction of 521 employees, primarily in the corporate support functions, to be completed by the end of 1999. As of March 31, 1999, the Company had paid $28.5 million in severance and employee-related expenses and 291 out of the total 521 employee reductions had been completed. The integration costs include several adjustments resulting from the redirection of a number of strategic initiatives based on the merger with 360 and ALLTEL's expanded wireless presence. These adjustments include a $60 million write-down in the carrying value of certain in-process software development assets, $50 million of costs associated with the early termination of certain service obligations, branding and signage costs of $20.7 million, an $18 million write-down in the carrying value of certain assets resulting from a revised Personal Communication Services ("PCS") deployment plan, and other integration costs of $23.1 million.

      The estimated cost of contract termination primarily relates to a long-term contract continuing through 2006 with an outside vendor for customer billing services to be provided to the 360 operations, under which the Company currently is paying $45 million per year. As part of its integration plan, the Company will convert the 360 operations to its own internal billing system during the period of two years following July 1, 1998. In December 1998, the foregoing vendor filed a declaratory judgment suit against the Company requesting a ruling that the Company did not have the right to terminate the contract. The Company is disputing the vendor's position and has filed a counterclaim against the vendor for breach of contract. The $50 million of costs recorded represent the Company's best estimate of the cost of terminating the billing services contract with the outside vendor prior to the expiration of its term. The $50 million amount is the present value of the estimated profit to the vendor over the remaining term of the contract. The $18 million write-down in the carrying value of certain PCS-related assets include approximately $15 million related to cell site acquisition and improvement costs and capitalized labor and engineering charges that were incurred during the initial construction phase of the PCS buildout in three markets. As a result of the merger with 360, the Company elected not to continue to complete construction of its PCS network in these three markets. The remaining $3 million of the PCS-related write-down represents cell site lease termination fees.

      The Company expects to complete its integration plan by the end of 1999. The major actions steps of the plan include: (1) the immediate stoppage of further development of a customer billing system which has no alternative use or functionality, (2) the immediate negotiation with a vendor of an early termination of a customer billing contract, and (3) the immediate abandonment of the PCS buildout in three markets. The following is a summary of activity related to the Company's merger and integration accrual:
                                                            (In Millions)
                                                            -------------
              Total merger and integration costs               $ 252.0
              Cash outlays                                      (102.1)
              Noncash write-down of assets                       (74.8)
                                                               -------
              Accrued reserve balance at March 31, 1999        $  75.1
                                                               =======
      The merger and integration expenses decreased net income $201.0 million.

4.    Comprehensive Income:
      Comprehensive income was as follows for the three and twelve month periods ended March 31:

                                                                         Three Months                   Twelve Months
         (Dollars in thousands)                                              Ended                          Ended
         ---------------------                                     -----------------------       ------------------------
                                                                       1999           1998            1999           1998
                                                                       ----           ----            ----           ----
         Net income                                                $166,682       $167,671       $ 524,486      $ 645,899
                                                                   --------       --------       ---------      ---------
         Other comprehensive income (loss):
           Unrealized holding gains (losses) on
               investments arising during the period                190,780        241,667         628,375        419,535
           Income tax expense                                        74,889         94,606         247,155        169,974
                                                                   --------       --------       ---------      ---------
                                                                    115,891        147,061         381,220        249,561
                                                                   --------       --------       ---------      ---------
           Less:  reclassification adjustments for
                  gains included in net income                            -        (36,584)       (229,060)      (192,577)
           Income tax expense                                             -         14,350          89,848         82,538
                                                                   --------       --------       ---------      ---------
                                                                          -        (22,234)       (139,212)      (110,039)
                                                                   --------       --------       ---------      ---------
           Other comprehensive income before tax                    190,780        205,083         399,315        226,958
           Income tax expense                                        74,889         80,256         157,307         87,436
                                                                   --------       --------       ---------      ---------
         Other comprehensive income                                 115,891        124,827         242,008        139,522
                                                                   --------       --------       ---------      ---------
         Comprehensive income                                      $282,573       $292,498       $ 766,494      $ 785,421
                                                                   ========       ========       =========      =========

5.    Earnings per Share:
      A reconciliation of the net income and number of shares used in computing basic and diluted earnings per share for the three and twelve month periods ended March 31, 1999 and 1998 was as follows:

                                                                       Three Months                   Twelve Months
      (In thousands, except per share amounts)                             Ended                          Ended
      ---------------------------------------                      -----------------------        -----------------------
                                                                       1999           1998            1999           1998
                                                                       ----           ----            ----           ----
      Basic earnings per share:
         Net income applicable to common shares                    $166,450       $167,431        $523,556       $644,909

         Weighted average common shares outstanding
             for the period                                         280,720        273,296         276,008        275,095
                                                                   --------       --------        --------       --------

         Basic earnings per share                                      $.59           $.61           $1.90          $2.34
                                                                       ====           ====           =====          =====

      Diluted earnings per share:
         Net income applicable to common shares                    $166,450       $167,431        $523,556       $644,909
         Adjustments for convertible securities:
            Preferred stocks                                             44             46             172            198
                                                                   --------       --------        --------       --------
         Net income applicable to common shares
            assuming conversion of above securities                $166,494       $167,477        $523,728       $645,107
                                                                   --------       --------        --------       --------


         Weighted average common shares outstanding
             for the period                                         280,720        273,296         276,008        275,095

         Increase in shares which would result from:
            Exercise of stock options                                 3,395          2,569           2,747          1,865
            Conversion of convertible preferred stocks                  456            476             463            506
                                                                   --------       --------        --------       --------

         Weighted average common shares outstanding
            assuming conversion of above securities                 284,571        276,341         279,218        277,466
                                                                   --------       --------        --------       --------

         Diluted earnings per share                                    $.59           $.61           $1.88          $2.32
                                                                       ====           ====           =====          =====

6.    Business Segment Information:
      ALLTEL disaggregates its business operations based on differences in products and services. The Company evaluates performance based on segment operating income, excluding non-recurring and unusual items. Segment operating results were as follows:

                                                                       Three Months Ended                   Twelve Months Ended
      (In thousands)                                                        March 31,                            March 31,
      --------------                                               ---------------------------          -------------------------
                                                                         1999             1998                1999           1998
                                                                         ----             ----                ----           ----
      Revenues and Sales from External Customers:
        Wireless                                                   $  582,822       $  481,638          $2,238,345     $1,900,428
        Wireline                                                      348,790          311,426           1,311,961      1,223,364
        Emerging businesses                                            39,049           19,094             119,902         62,868
                                                                   ----------       ----------          ----------     ----------
             Total communications                                     970,661          812,158           3,670,208      3,186,660
        Information services                                          243,259          233,082           1,015,318        891,750
        Other operations                                               78,169           75,803             340,481        322,688
                                                                   ----------       ----------          ----------     ----------
             Total business segments                               $1,292,089       $1,121,043          $5,026,007     $4,401,098
                                                                   ==========       ==========          ==========     ==========

      Intersegment Revenues and Sales:
        Wireless                                                   $        -       $        -          $        -     $        -
        Wireline                                                        8,741            8,450              34,758         33,743
        Emerging businesses                                                 -                -                   -              -
                                                                   ----------       ----------          ----------     ----------
             Total communications                                       8,741            8,450              34,758         33,743
        Information services                                           62,139           33,779             184,987        131,567
        Other operations                                               38,895           29,312             272,818        119,441
                                                                   ----------       ----------          ----------     ----------
             Total business segments                               $  109,775       $   71,541          $  492,563     $  284,751
                                                                   ==========       ==========          ==========     ==========

      Total Revenues and Sales:
        Wireless                                                   $  582,822       $  481,638          $2,238,345     $1,900,428
        Wireline                                                      357,531          319,876           1,346,719      1,257,107
        Emerging businesses                                            39,049           19,094             119,902         62,868
                                                                   ----------       ----------          ----------     ----------
             Total communications                                     979,402          820,608           3,704,966      3,220,403
        Information services                                          305,398          266,861           1,200,305      1,023,317
        Other operations                                              117,064          105,115             613,299        442,129
                                                                   ----------       ----------          ----------     ----------
             Total business segments                                1,401,864        1,192,584           5,518,570      4,685,849
        Less: intercompany eliminations                                33,502            8,266             140,518         32,036
                                                                   ----------       ----------          ----------     ----------
             Consolidated revenues and sales                       $1,368,362       $1,184,318          $5,378,052     $4,653,813
                                                                   ==========       ==========          ==========     ==========

      Operating Income (Loss):
        Wireless                                                   $  180,402       $  121,215          $  662,800     $  497,152
        Wireline                                                      129,986          117,904             483,646        461,860
        Emerging businesses                                           (12,129)          (5,729)            (51,276)       (23,074)
                                                                   ----------       ----------          ----------     ----------
             Total communications                                     298,259          233,390           1,095,170        935,938
        Information services                                           40,452           36,825             166,278        148,161
        Other operations                                                4,250            5,137              25,039         19,918
                                                                   ----------       ----------          ----------     ----------
             Total business segments                                  342,961          275,352           1,286,487      1,104,017
        Corporate operating expenses                                   (5,737)          (3,447)            (25,142)       (18,310)
        Merger and integration expenses                                     -                -            (252,000)             -
        Provision to reduce carrying value
          of certain assets                                                 -                -             (55,000)       (16,874)
                                                                   ----------       ----------          ----------     ----------
             Total corporate expenses                                  (5,737)          (3,447)           (332,142)       (35,184)
                                                                   ----------       ----------          ----------     ----------
             Consolidated operating income                         $  337,224       $  271,905          $  954,345     $1,068,833
                                                                   ==========       ==========          ==========     ==========

      Segment assets as of March 31, 1999 and 1998 were as follows:

                                                                                      (In thousands)
                                                                                 -------------------------
                                                                                       1999           1998
                                                                                       ----           ----
        Wireless                                                                 $4,199,072     $3,967,983
        Wireline                                                                  2,941,353      2,754,972
        Emerging businesses                                                         249,663         46,998
                                                                                 ----------     ----------
           Total communications                                                   7,390,088      6,769,953
        Information services                                                        882,562        801,786
        Other operations                                                            182,977        134,521
                                                                                 ----------     ----------
           Total business segments                                                8,455,627      7,706,260
        Add:  Corporate assets not allocated to segments:
               Headquarters fixed assets, net of accumulated depreciation           161,250        112,249
               Investments                                                        1,171,806        832,653
               Goodwill, net of amortization                                        104,178        107,180
               Other assets                                                          15,439         34,481
        Less: elimination of intersegment receivables                               (47,221)       (18,566)
                                                                                 ----------     ----------
                 Consolidated assets                                             $9,861,079     $8,774,257
                                                                                 ==========     ==========

7.    Litigation-Claims and Assessments:
      On July 12, 1996, the Georgia Public Service Commission ("Georgia PSC") issued an order requiring that ALLTEL's wireline subsidiaries which operate within its jurisdiction reduce their annual network access charges by $24 million, prospectively, effective July 1, 1996. The Georgia PSC's action was in response to the Company's election to move from a rate-of-return method of pricing to an incentive rate structure, as provided by a 1995 Georgia telecommunications law. The Company appealed the Georgia PSC order. On November 6, 1996, the Superior Court of Fulton County, Georgia, (the "Superior Court") rendered its decision and reversed the Georgia PSC order, finding, among other matters, that the Georgia PSC had exceeded its authority by conducting a rate proceeding after the Company's election of alternative regulation.

      The Superior Court did not rule on a number of other assertions made by the Company as grounds for reversal of the Georgia PSC order. The Georgia PSC appealed the Superior Court's decision, and on July 3, 1997, the Georgia Court of Appeals reversed the Superior Court's decision. On
      August 5, 1997, the Company filed with the Georgia Supreme Court a petition for writ of certiorari requesting that the Georgia Court of Appeals' decision be reversed. On October 5, 1998, the Georgia Supreme Court, in a 4-3 decision, upheld the Georgia Court of Appeals' ruling that the Georgia PSC had the authority to conduct the rate proceeding. The case was returned to the Superior Court for it to rule on the issues it had not previously decided. On April 6, 1999, the Superior Court found that with respect to the July 1996 order, the Georgia PSC did not provide ALLTEL with sufficient notice of the charges against the Company, did not provide ALLTEL a fair opportunity to present its case and respond to the charges, and failed to satisfy its burden of proving that ALLTEL's rates were unjust and unreasonable. Further, the Superior Court found that the July 1996 order was an unlawful attempt to retroactively reduce ALLTEL's rates and certain statutory revenue recoveries. For each of these independent reasons, the Superior Court vacated and reversed the July 1996 order and remanded the case with instructions to dismiss the case. The Georgia PSC has thirty days from April 23, 1999 to appeal.

      At March 31, 1999, the maximum possible liability to the Company related to this case is $66 million, plus interest at 7 percent accruing from July 1, 1996. Since the Company believes that it will prevail in this case, the Company has not implemented any revenue reductions or established any reserves for refund related to this matter at this time.